UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ___________)*

PeopleSupport Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

712714302

(CUSIP Number)

June 5, 2007

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 712714302 Page 2 of 21 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Drawbridge Global Macro Master Fund Ltd.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)	(a) ☐ (b) ☐
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -1,410,000-
6 SHARED VOTING POWER -0-
7 SOLE DISPOSITIVE POWER -1,410,000-
8 SHARED DISPOSITIVE POWER -0-
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -1,410,000-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.99% (based on 23,557,687 shares of common stock outstanding as of May 7, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13G

CUSIP No. 712714302 Page 3 of 21 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Drawbridge Global Macro Intermediate Fund LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)	(a) ☐ (b) ☐
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -1,410,000-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -1,410,000-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -1,410,000-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.99% (based on 23,557,687 shares of common stock outstanding as of May 7, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO

* Solely in its capacity as the owner of 89.6% of the issued and outstanding shares of beneficial interest of Drawbridge Global Macro Master Fund Ltd.

SCHEDULE 13G

CUSIP No. 712714302 Page 4 of 21 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON DBGM Associates LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)	(a) ☐ (b) ☐
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -1,410,000-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -1,410,000-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -1,410,000-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.99% (based on 23,557,687 shares of common stock outstanding as of May 7, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO

* Solely in its capacity as the general partner of Drawbridge Global Macro Intermediate Fund LP.

SCHEDULE 13G

CUSIP No. 712714302 Page 5 of 21 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Principal Holdings I LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)	(a) ☐ (b) ☐
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -1,410,000-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -1,410,000-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -1,410,000-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.99% (based on 23,557,687 shares of common stock outstanding as of May 7, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO

* Solely in its capacity as the sole managing member of DBGM Associates LLC.

SCHEDULE 13G

CUSIP No. 712714302 Page 6 of 21 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON FIG Asset Co. LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)	(a) ☐ (b) ☐
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -1,410,000-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -1,410,000-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -1,410,000-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.99% (based on 23,557,687 shares of common stock outstanding as of May 7, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO

* Solely in its capacity as the general partner of Principal Holdings I LP.

SCHEDULE 13G

CUSIP No. 712714302 Page 7 of 21 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Drawbridge Global Macro Fund Ltd.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)	(a) ☐ (b) ☐
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -1,410,000-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -1,410,000-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -1,410,000-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.99% (based on 23,557,687 shares of common stock outstanding as of May 7, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO

* Solely in its capacity as the sole limited partner of Drawbridge Global Macro Intermediate Fund LP.

SCHEDULE 13G

CUSIP No. 712714302 Page 8 of 21 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Drawbridge Global Macro Fund LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)	(a) ☐ (b) ☐
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -1,410,000-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -1,410,000-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -1,410,000-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.99% (based on 23,557,687 shares of common stock outstanding as of May 7, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) PN

* Solely in its capacity as the owner of 10.4% of the issued and outstanding shares of beneficial interest of Drawbridge Global Macro Master Fund Ltd.

SCHEDULE 13G

CUSIP No. 712714302 Page 9 of 21 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Drawbridge Global Macro Advisors LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)	(a) ☐ (b) ☐
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -1,410,000-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -1,410,000-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -1,410,000-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.99% (based on 23,557,687 shares of common stock outstanding as of May 7, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO

* Solely in its capacity as the investment advisor of each of Drawbridge Global Macro Fund LP, Drawbridge Global Macro Intermediate Fund LP and Drawbridge Global Macro Master Fund Ltd.

SCHEDULE 13G

CUSIP No. 712714302 Page 10 of 21 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Drawbridge Global Macro GP LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)	(a) ☐ (b) ☐
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -1,410,000-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -1,410,000-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -1,410,000-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.99% (based on 23,557,687 shares of common stock outstanding as of May 7, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO

* Solely in its capacity as the general partner of Drawbridge Global Macro Fund LP.

SCHEDULE 13G

CUSIP No. 712714302 Page 11 of 21 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON FIG LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)	(a) ☐ (b) ☐
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -1,410,000-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -1,410,000-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -1,410,000-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.99% (based on 23,557,687 shares of common stock outstanding as of May 7, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO

* Solely in its capacity as the sole managing member of Drawbridge Global Macro Advisors LLC.

SCHEDULE 13G

CUSIP No. 712714302 Page 12 of 21 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Operating Entity I LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)	(a) ☐ (b) ☐
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -1,410,000-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -1,410,000-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -1,410,000-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.99% (based on 23,557,687 shares of common stock outstanding as of May 7, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) PN

* Solely in its capacity as the sole managing member of FIG LLC.

SCHEDULE 13G

CUSIP No. 712714302 Page 13 of 21 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Operating Entity II LP
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)	(a) ☐ (b) ☐
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -1,410,000-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -1,410,000-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -1,410,000-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.99% (based on 23,557,687 shares of common stock outstanding as of May 7, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) PN

* Solely in its capacity as the sole managing member of Drawbridge Global Macro GP LLC.

SCHEDULE 13G

CUSIP No. 712714302 Page 14 of 21 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON FIG Corp.
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)	(a) ☐ (b) ☐
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -1,410,000-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -1,410,000-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -1,410,000-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.99% (based on 23,557,687 shares of common stock outstanding as of May 7, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) CO

* Solely in its capacity as the general partner of each of Fortress Operating Entity I LP and Fortress Operating Entity II LP.

SCHEDULE 13G

CUSIP No. 712714302 Page 15 of 21 Pages
1 NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Investment Group LLC
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)	(a) ☐ (b) ☐
3 SEC USE ONLY
4 CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER -0-
6 SHARED VOTING POWER -1,410,000-*
7 SOLE DISPOSITIVE POWER -0-
8 SHARED DISPOSITIVE POWER -1,410,000-*
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -1,410,000-
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.99% (based on 23,557,687 shares of common stock outstanding as of May 7, 2007)
12 TYPE OF REPORTING PERSON (See Instructions) OO

* Solely in its capacity as the holder of all the issued and outstanding shares of beneficial interest of each of FIG Corp. and FIG Asset Co. LLC.

Item 1.

(a)	Name of Issuer:

The name of the issuer is PeopleSupport Inc. (the "Issuer").

(b)	Address of Issuer’s Principal Executive Offices:

The Issuer's principal executive offices are located at 1100 Glendon Ave., Suite 1250, Los Angeles, California 90024.

Item 2.

(a)	Name of Person Filing:

This statement is filed by:

(i)	Drawbridge Global Macro Master Fund Ltd., a Cayman Islands company, directly owns shares described herein;

(ii)	Drawbridge Global Macro Intermediate Fund LP, a Cayman Islands limited partnership, owns approximately 89.6% of the issued and outstanding shares of Drawbridge Global Macro Master Fund Ltd.;

(iii)	DBGM Associates LLC, a Delaware limited liability company, is the general partner of Drawbridge Global Macro Intermediate Fund LP;

(iv)	Principal Holdings I LP, a Delaware limited partnership, is the sole managing member of DBGM Associates LLC;

(v)	FIG Asset Co. LLC, a Delaware limited liability company, is the general partner of Principal Holdings I LP.

(vi)	Drawbridge Global Macro Fund Ltd., a Cayman Islands company, isd the sole limited partner of Drawbridge Global Macro Intermediate Fund LP;

(vii)	Drawbridge Global Macro Fund LP, a Delaware limited partnership, owns 10.4% of the issued and outstanding shares of beneficial interest of Drawbridge Global Macro Master Fund Ltd.;

(viii)

Drawbridge Global Macro Advisors LLC, a Delaware limited liability company, is the investment advisor of each of Drawbridge Global Macro Fund LP, Drawbridge Global Macro Intermediate Fund LP and Drawbridge Global Macro Master Fund Ltd.;

(ix)	Drawbridge Global Macro GP LLC, a Delaware limited liability company, is the general partner of Drawbridge Global Macro Fund LP;

(x)	FIG LLC, a Delaware limited liability company, is the sole managing member of Drawbridge Global Macro Advisors LLC;

(xi)	Fortress Operating Entity I LP, a Delaware limited partnership, is the sole managing member of FIG LLC;

(xii)	Fortress Operating Entity II LP, a Delaware limited partnership, is the sole managing member of Drawbridge Global Macro GP LLC;

(xiii)	FIG Corp., a Delaware corporation, is the general partner of each of Fortress Operating Entity I LP and Fortress Operating Entity II LP; and

(xiv)	Fortress Investment Group LLC, a Delaware limited liability company, is holder of all the issued and outstanding shares of beneficial interest of FIG Corp.

The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

(b)	Address of Principal Business Office, or if none, Residence:

The address of the business office of each of the Reporting Persons is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, Attention: Michael Cohn.

(c)	Citizenship:

Each of DBGM Associates LLC, FIG Asset Co. LLC, Drawbridge Global Macro Advisors LLC, Drawbridge Global Macro GP LLC, FIG LLC and Fortress Investment Group LLC is a limited liability company organized under the laws of the State of Delaware. Each of Drawbridge Global Macro Fund LP, Principal Holdings I LP, Fortress Operating Entity I LP and Fortress Operating Entity II LP is a limited partnership organized under the laws of the State of Delaware. Each of Drawbridge Global Macro Master Fund Ltd. and Drawbridge Global Macro Fund Ltd. is a company organized under the laws of the Cayman Islands. Drawbridge Global Macro Intermediate Fund LP is a limited partnership organized under the laws of the Cayman Islands. FIG Corp. is a corporation organized under the laws of the State of Delaware.

(d)	Title of Class of Securities:

Common Stock, $.001 par value per share (the "Common Stock")

(e)	CUSIP Number:

712714302

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)	☐ A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

The percentages used in this Item 4 are calculated based upon 23,557,687 shares of Common Stock issued and outstanding as of May 7, 2007.

A.	Drawbridge Global Macro Master Fund Ltd.
(a)	Amount beneficially owned: -1,410,000-
(b)	Percent of class: 5.99%
(c)	(i) Sole power to vote or direct the vote: -1,410,000-

(ii) Shared power to vote or direct the vote: -0-

(iii) Sole power to dispose or direct the disposition: -1,410,000-

(iv) Shared power to dispose or direct the disposition: -0-

B.	Drawbridge Global Macro Intermediate Fund LP
(a)	Amount beneficially owned: -1,410,000-
(b)	Percent of class: 5.99%

(c)	(i) Sole power to vote or direct the vote: -0-

(ii) Shared power to vote or direct the vote: -1,410,000-

(iii) Sole power to dispose or direct the disposition: -0-

(iv) Shared power to dispose or direct the disposition: -1,410,000-

C.	DBGM Associates LLC
(a)	Amount beneficially owned: -1,410,000-
(b)	Percent of class: 5.99%
(c)	(i) Sole power to vote or direct the vote: -0-

(ii) Shared power to vote or direct the vote: -1,410,000-

(iii) Sole power to dispose or direct the disposition: -0-

(iv) Shared power to dispose or direct the disposition: -1,410,000-

D.	Principal Holdings I LP
(a)	Amount beneficially owned: -1,410,000-
(b)	Percent of class: 5.99%
(c)	(i) Sole power to vote or direct the vote: -0-

(ii) Shared power to vote or direct the vote: -1,410,000-

(iii) Sole power to dispose or direct the disposition: -0-

(iv) Shared power to dispose or direct the disposition: -1,410,000-

E.	FIG Asset Co. LLC
(a)	Amount beneficially owned: -1,410,000-
(b)	Percent of class: 5.99%
(c)	(i) Sole power to vote or direct the vote: -0-

(ii) Shared power to vote or direct the vote: -1,410,000-

(iii) Sole power to dispose or direct the disposition: -0-

(iv) Shared power to dispose or direct the disposition: -1,410,000-

F.	Drawbridge Global Macro Fund Ltd.
(a)	Amount beneficially owned: -1,410,000-
(b)	Percent of class: 5.99%
(c)	(i) Sole power to vote or direct the vote: -0-

(ii) Shared power to vote or direct the vote: -1,410,000-

(iii) Sole power to dispose or direct the disposition: -0-

(iv) Shared power to dispose or direct the disposition: -1,410,000-

G.	Drawbridge Global Macro Fund LP
(a)	Amount beneficially owned: -1,410,000-
(b)	Percent of class: 5.99%
(c)	(i) Sole power to vote or direct the vote: -0-

(ii) Shared power to vote or direct the vote: -1,410,000-

(iii) Sole power to dispose or direct the disposition: -0-

(iv) Shared power to dispose or direct the disposition: -1,410,000-

H.	Drawbridge Global Macro Advisors LLC
(a)	Amount beneficially owned: -1,410,000-

(b)	Percent of class: 5.99%
(c)	(i) Sole power to vote or direct the vote: -0-

(ii) Shared power to vote or direct the vote: -1,410,000-

(iii) Sole power to dispose or direct the disposition: -0-

(iv) Shared power to dispose or direct the disposition: -1,410,000-

I.	Drawbridge Global Macro GP LLC
(a)	Amount beneficially owned: -1,410,000-
(b)	Percent of class: 5.99%
(c)	(i) Sole power to vote or direct the vote: -0-

(ii) Shared power to vote or direct the vote: -1,410,000-

(iii) Sole power to dispose or direct the disposition: -0-

(iv) Shared power to dispose or direct the disposition: -1,410,000-

J.	FIG LLC
(a)	Amount beneficially owned: -1,410,000-
(b)	Percent of class: 5.99%
(c)	(i) Sole power to vote or direct the vote: -0-

(ii) Shared power to vote or direct the vote: -1,410,000-

(iii) Sole power to dispose or direct the disposition: -0-

(iv) Shared power to dispose or direct the disposition: -1,410,000-

K.	Fortress Operating Entity I LP
(a)	Amount beneficially owned: -1,410,000-
(b)	Percent of class: 5.99%
(c)	(i) Sole power to vote or direct the vote: -0-

(ii) Shared power to vote or direct the vote: -1,410,000-

(iii) Sole power to dispose or direct the disposition: -0-

(iv) Shared power to dispose or direct the disposition: -1,410,000-

L.	Fortress Operating Entity II LP
(a)	Amount beneficially owned: -1,410,000-
(b)	Percent of class: 5.99%
(c)	(i) Sole power to vote or direct the vote: -0-

(ii) Shared power to vote or direct the vote: -1,410,000-

(iii) Sole power to dispose or direct the disposition: -0-

(iv) Shared power to dispose or direct the disposition: -1,410,000-

M.	FIG Corp.
(a)	Amount beneficially owned: -1,410,000-
(b)	Percent of class: 5.99%
(c)	(i) Sole power to vote or direct the vote: -0-

(ii) Shared power to vote or direct the vote: -1,410,000-

(iii) Sole power to dispose or direct the disposition: -0-

(iv) Shared power to dispose or direct the disposition: -1,410,000-

N.	Fortress Investment Group LLC

(a)	Amount beneficially owned: -1,410,000-
(b)	Percent of class: 5.99%
(c)	(i) Sole power to vote or direct the vote: -0-

(ii) Shared power to vote or direct the vote: -1,410,000-

(iii) Sole power to dispose or direct the disposition: -0-

(iv) Shared power to dispose or direct the disposition: -1,410,000-

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the
Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Each of the Reporting Persons hereby makes the following certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 15, 2007

DRAWBRIDGE GLOBAL MACRO MASTER FUND LTD.
By:	/s/ Kevin Treacy
Name: Kevin Treacy Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 15, 2007

DRAWBRIDGE GLOBAL MACRO INTERMEDIATE FUND LP By: DBGM ASSOCIATES LLC its general partner
By:	/s/ Kevin Treacy
Name: Kevin Treacy Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 15, 2007

DBGM ASSOCIATES LLC By: PRINCIPAL HOLDINGS I LP its sole managing member
By:	/s/ Randal A. Nardone
Name: Randal A. Nardone Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 15, 2007

PRINCIPAL HOLDINGS I LP By: FIG ASSET CO. LLC its general partner
By:	/s/ Randal A. Nardone
Name: Randal A. Nardone Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 15, 2007

FIG ASSET CO. LLC
By:	/s/ Randal A. Nardone
Name: Randal A. Nardone Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 15, 2007

DRAWBRIDGE GLOBAL MACRO FUND LTD.
By:	/s/ Kevin Treacy
Name: Kevin Treacy Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 15, 2007

DRAWBRIDGE GLOBAL MACRO FUND LP By: DRAWBRIDGE GLOBAL MACRO FUND GP LLC its general partner
By:	/s/ Kevin Treacy
Name: Kevin Treacy Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 15, 2007

DRAWBRIDGE GLOBAL MACRO ADVISORS LLC
By:	/s/ Kevin Treacy
Name: Kevin Treacy Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 15, 2007

DRAWBRIDGE GLOBAL MACRO GP LLC
By:	/s/ Kevin Treacy
Name: Kevin Treacy Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 15, 2007

FIG LLC
By:	/s/ Randal A. Nardone
Name:Randal A. Nardone Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 15, 2007

FORTRESS OPERATING ENTITY I LP By: FIG CORP. its general partner
By:	/s/ Randal A. Nardone
Name: Randal A. Nardone Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 15, 2007

FORTRESS OPERATING ENTITY II LP By: FIG CORP. its general partner
By:	/s/ Randal A. Nardone
Name: Randal A. Nardone Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 15, 2007

FIG CORP.
By:	/s/ Randal A. Nardone
Name: Randal A. Nardone Title: Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 15, 2007

FORTRESS INVESTMENT GROUP LLC
By:	/s/ Randal A. Nardone
Name:Randal A. Nardone Title: Authorized Signatory

EXHIBIT INDEX

Exhibit Number	Exhibit

1

Joint Filing Agreement dated June 15, 2007, by and between Drawbridge Global Macro Master Fund Ltd., Drawbridge Global Macro Intermediate Fund LP, DBGM Associates LLC, Principal Holdings I LP, FIG Asset Co. LLC, Drawbridge Global Macro Fund Ltd., Drawbridge Global Macro Fund LP, Drawbridge Global Macro Advisors LLC, Drawbridge Global Macro GP LLC, FIG LLC, Fortress Operating Entity I LP, Fortress Operating Entity II LP, FIG Corp. and Fortress Investment Group LLC